Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-50210

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 1, 2000)

GUILFORD PHARMACEUTICALS INC.

411,000 SHARES
OF COMMON STOCK

      We are offering 411,000 shares of common stock to various institutional investors pursuant to several common stock purchase agreements. Legg Mason Wood Walker, Inc. is acting as placement agent in connection with the offering of 250,000 shares and will receive a fee from us in the amount of $93,750.00. Ladenburg Thalmann & Co. Inc. is acting as placement agent in connection with the offering of 161,000 shares and will receive a fee from us in the amount of $80,500.00. The common stock sold through Legg Mason is being sold at a negotiated price of $17.375 per share, and we will receive net proceeds, after placement agent fees, of $17.00 per share. The common stock sold through Ladenburg Thalmann is being sold at a negotiated price of $17.50 per share, and we will receive net proceeds, after placement agent fees, of $17.00 per share. In each case the placement agents are acting on a best efforts basis.

      Our common stock is traded on the Nasdaq National Market under the symbol “GLFD.” On January 12, 2001, the last reported sale price of our common stock on Nasdaq was $17.56 per share.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 5 of the Prospectus.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 16, 2001.

ABOUT THIS PROSPECTUS

      This prospectus supplement is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings, up to 3,500,000 shares of our common stock. This prospectus supplement provides specific information about the offering of 411,000 shares under the shelf registration statement, and updates information provided in the prospectus dated December 1, 2000. You should read both this prospectus supplement and the prospectus carefully.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of our common stock under this registration statement is completed or withdrawn:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

•	Current Reports on Form 8-K filed June 14, 2000, August 29, 2000, December 15, 2000 and January 8, 2001;

•	The description of our common stock contained in Form 8-A filed on March 25, 1994, including any amendments or reports filed to update such information.

      To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

      Corporate Secretary
      Guilford Pharmaceuticals Inc.
      6611 Tributary Street
      Baltimore, MD 21224
      (410) 631-6300.

SUMMARY

      This summary contains a general summary of the information contained in this Prospectus Supplement. It may not include all the information that is important to you. You should read the entire Prospectus Supplement, the Prospectus dated December 1, 2000, and the documents incorporated by reference before making an investment decision.

THE COMPANY

      Guilford Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development and commercialization of novel products in two principal areas: (1) targeted and controlled drug delivery systems using proprietary biodegradable polymers for the treatment of cancer and other diseases; and (2) therapeutic and diagnostic products for neurological diseases and conditions. Our principal executive offices are located at 6611 Tributary Street, Baltimore, Maryland 21224, and our telephone number is (410) 631-6300.

THE OFFERING

Common stock offered hereby	411,000 shares

Common stock to be outstanding after the offering Use of proceeds	26,562,297 shares(1) Provide additional funds for our operations and for other general corporate purposes.

Nasdaq National Market Symbol	GLFD

      (1) Based upon 26,151,297 shares outstanding on January 12, 2001, and excluding 4,346,696 shares underlying stock options and warrants outstanding as of that date.

USE OF PROCEEDS

      We intend to use the net proceeds to provide additional funds for our operations and for other general corporate purposes.

PLAN OF DISTRIBUTION

      We engaged Legg Mason as our placement agent for 250,000 shares under this offering and Ladenburg Thalmann for 161,000 shares under this offering. We will pay Legg Mason a placement agent fee in the amount of $93,750.00 and Ladenburg Thalmann a placement agent fee of $80,500.00 in connection with this offering.